Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of American Home Mortgage Securities LLC for the registration of American Home Mortgage Investment Trust 2005-2, in the registration statement on Form S-3 (No. 333-121581) and to the incorporation by reference therein of our report dated January 24, 2005, (except Note 3k, as to which the date is March 15, 2005) with respect to the financial statements of Financial Guaranty Insurance Company, appearing in the Form 8-K of American Home Mortgage Securities LLC dated June 20, 2005 filed with the Securities and Exchange Commission.




/s/ Ernst & Young LLP

New York, New York
June 20, 2005